SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

VERSAR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder:

      You are cordially invited to attend Versar, Inc.’s Annual Meeting of Stockholders to be held at our offices, 6850 Versar Center, Springfield, Virginia 22151, on Wednesday, November 19, 2003, at 10:00 a.m. local time.

      The matters scheduled for consideration at the meeting are the election of directors and other matters described in the enclosed Proxy Statement. We will also report to you on Versar’s condition and performance, and you will have the opportunity to question management on matters that affect the interests of all stockholders.

      You can reach the offices of Versar by car, from either I-395 or I-495. From I-395: exit Edsall Road West to Backlick Road; left (south) on Backlick to Hechinger Drive; left on Hechinger Drive to Versar Center. From I-495: exit Braddock Road East to Backlick Road; right (south) on Backlick to Hechinger Drive; left on Hechinger Drive to Versar Center.

      The stockholders’ interest in the affairs of Versar is encouraged and it is important that your shares be represented at the meeting. We hope you will be with us. Whether you plan to attend or not, please complete, sign, date, and return the enclosed proxy card as soon as possible in the postpaid envelope provided. Sending in your proxy will not limit your right to vote in person or to attend the meeting, but it will assure your representation if you cannot attend. Your vote is important.

Sincerely yours,

Benjamin M. Rawls
Chairman of the Board

October 14, 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Versar, Inc.:

      The Annual Meeting of Stockholders of Versar, Inc. (the “Company”) will be held at the Company’s offices, 6850 Versar Center, Springfield, Virginia 22151, on Wednesday, November 19, 2003, at 10:00 a.m. local time for the following purposes:

1.	To elect ten directors to serve until the 2004 Annual Meeting of Stockholders;

2.	To ratify the appointment of Grant Thornton LLP as independent accountants for fiscal year 2004; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only stockholders of record at the close of business on September 30, 2003, will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

      Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting.

By Order of the Board of Directors,

James C. Dobbs
Secretary

October 14, 2003

IMPORTANT NOTICE

YOUR PROXY IS IMPORTANT

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE POST-PAID ENVELOPE PROVIDED.

VERSAR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 19, 2003

GENERAL

      This Proxy Statement and the enclosed proxy card are being mailed on or about October 14, 2003, to stockholders (“Stockholders”) of Versar, Inc. (“Versar” or the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. eastern standard time at the Company’s offices at 6850 Versar Center, Springfield, Virginia 22151, on November 19, 2003. Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company an instrument revoking it or by delivering to the Company a duly executed proxy bearing a later date. In addition, if the person executing the proxy is present at the Annual Meeting, he or she may revoke such proxy by voting his or her shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not revoked, will be voted at the Annual Meeting in accordance with the directions specified therein.

      The Annual Report of the Company for fiscal year 2003 (including financial statements), the Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy card were initially mailed in a single envelope to holders of the Common Stock as of the Record Date on or about October 14, 2003.

Record Date and Voting Rights

      Only holders of record of Versar’s Common Stock, par value $.01 per share (“Common Stock”), at the close of business on September 30, 2003 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. There were 7,251,295 shares of Common Stock outstanding and entitled to vote as of the Record Date. Each share of Common Stock entitles the holder to one vote on all matters of business at the meeting.

      The By-laws of the Company require that the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting be present in person or represented by proxy in order for a quorum to exist for the transaction of business at that meeting. Abstentions and “broker non-votes” (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming that a quorum is present for the Annual Meeting, then those ten nominees for director who receive the highest number of votes cast will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

      Proposal No. 2 must be approved by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. For purposes of Proposal No. 2, abstentions are counted for purposes of calculating shares entitled to vote but are not counted as shares voting and therefore have the effect of a vote against such proposal. For purposes of Proposal No. 2, broker non-votes are not counted as shares entitled to vote and therefore have no effect.

      Any proxy which is returned by a Stockholder properly completed and which is not revoked will be voted at the Annual Meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card (or their substitutes) will vote FOR the election of the Board of Directors’ nominees, FOR Proposal 2 and in the proxy holders’ discretion with regard to all other matters. Any unmarked proxies, including those submitted by brokers (other than broker non-votes) or nominees will be voted in favor of the nominees for the Board of Directors and other proposals, as indicated in the accompanying proxy card.

      The cost of preparing, assembling and mailing all proxy materials will be borne by Versar. In addition to solicitation by mail, solicitations may be made by personal interview, telephone, and telegram by officers and regular employees of the Company or its subsidiaries, acting without additional compensation. Versar anticipates that banks, brokerage houses, and other custodians, nominees, and fiduciaries will forward this material to beneficial owners of shares of Common Stock entitled to vote at the Annual Meeting, and such persons will be reimbursed by Versar for the out-of-pocket expenses incurred by them in this regard.

Principal Shareholders

      The table below sets forth, as of September 30, 2003, the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class of Stock

Dr. Michael Markels, Jr.(1) 6850 Versar Center Springfield, VA 22151	860,584	11.9%

Dr. Robert L. Durfee(1) 6850 Versar Center Springfield, VA 22151	737,187	10.1%

Benjamin M. Rawls(1) 6850 Versar Center Springfield, VA 22151	393,699	5.2%

Versar Employee 401(k) Plan(2) 6850 Versar Center Springfield, VA 22151	1,253,043	17.3%

(1)	For a description of the nature of the beneficial ownership of Drs. Markels and Durfee and Mr. Rawls, see “SECURITY HOLDINGS OF MANAGEMENT”. The information with respect to shares of Common Stock held by Drs. Markels and Durfee and Mr. Rawls are based upon filings with the Securities and Exchange Commission.

(2)	All of the shares of Common Stock held by the Versar Employee 401(k) Plan (“401(k) Plan”) are allocated to individual 401(k) Plan participants’ accounts and are voted by those participants. If the participants do not vote their allocated shares, the Trustees have the power to vote those shares. The 401(k) Plan Trustees have investment power over all shares of Common Stock held by the 401(k) Plan. The 401(k) Plan Trustees are Dr. Theodore M. Prociv and Lawrence W. Sinnott. Each disclaims beneficial ownership of the Common Stock held by the 401(k) Plan solely from their position as Trustee. Such shares are not included in the ownership reported for Dr. Prociv and Mr. Sinnott. The information with respect to shares of Common Stock held by the 401(k) Plan is based upon filings with the Securities and Exchange Commission and a report by the Company’s stock transfer agent.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election

      The Board of Directors of the Company recommends the election of the persons named below who will be nominated to serve as directors of Versar until the fiscal year 2004 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. Except for James V. Hansen, each nominee is presently a director of the Company and has served as such for the time indicated opposite his or her name. If for any reason any of the persons named below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board of Directors.

Served as
Name	Director	Business Experience and Age

Benjamin M. Rawls	1991 to the present	Chairman of the Board of Versar since November 1993, President of Versar from 1991 to October 1999 and Chief Executive Officer of Versar from 1991 to June 2000. Age 62

Michael Markels, Jr.	1969 to the present	Independent consultant; Chairman of the Board, President and Chief Executive Officer of Ocean Farming, Inc. from 1995 to August 2001 and March 2002 to the present; Co-founder of the Company; Chairman Emeritus of the Board of Versar; retired former Chairman of the Board of Directors of Versar from April 1991 to November 1993; President, Chief Executive Officer, and Chairman of the Board and director of Versar from 1969 to March 1991. Age 77

Robert L. Durfee	1969 to the present	Independent consultant; Co-founder of the Company; Retired Executive Vice President of the Company from 1986 to June 30, 2003; and President of GEOMET Technologies, LLC., a subsidiary of the Company, from 1991 to June 2003. Age 67

Theodore M. Prociv	1999 to the present	President of Versar since November 1999; Chief Executive Officer of Versar since July 1, 2000; Deputy Assistant Secretary of the Army from May 1998 to October 1999; Deputy Assistant to the Secretary of Defense from April 1994 to April 1998. Age 55

James L. Gallagher	2000 to present	President, Gallagher Consulting Group since September 1999; President of Westinghouse Government and Environmental Services from 1996 to 1999; Executive Vice President from 1994 to 1996; Vice President and General Manager Westinghouse Government Operations Business Unit 1992 to 1994; Age 66

Fernando V. Galaviz	2000 to present	Chairman, President and Chief Executive Officer of The Centech Group, Inc. from 1988 to the present. Age 68

Served as
Name	Director	Business Experience and Age

Amoretta M. Hoeber	2000 to present	President, AMH Consulting since 1992; Director, Strategic Planning, TRW Federal Systems Group and TRW Environmental Safety Systems, Inc., from 1986 to 1992; Deputy Under Secretary U.S. Army from 1984 to 1986; Principal Deputy Assistant Secretary, U.S. Army from 1981 to 1984. Age 61

Paul J. Hoeper	2001 to present	Business consultant since February 2001; Assistant Secretary of the Army for Acquisition, Logistics and Technology, from May 1998 to January 2001; Deputy Under Secretary of Defense, International and Commercial Programs, from March 1996 to May 1998; President Fortune Financial from 1994 to January 1996; and a director of United Industrial Corporation. Age 57

Amir A. Metry	February 2002 to present	Business consultant since 1995; part-time Versar employee from 1995 to April 2002; Founding Principal of ERM Program Management Corp. from 1989 to 1995; and Vice President, Roy F. Weston from 1981 to 1989. Age 61

James V. Hansen	Nominee	President, Jim Hansen & Associates since January 2003; United States Congressman for Utah’s 1st Congressional District from 1980 to 2002. Age 71.

Committees of the Board of Directors

      The Board of Directors of Versar has standing Executive, Audit, Compensation, Nominating & Governance Committees.

      During fiscal year 2003, the members of the Executive Committee were Dr. Prociv (Chairman), Dr. Durfee, Dr. Markels, Ms. Hoeber and Mr. Hoeper. The primary duty of the Executive Committee is to act in the Board’s stead when the Board is not in session, during which time the Committee possesses all the powers of the Board in the management of the business and affairs of the Company, except as otherwise limited by law.

      During fiscal year 2003, the Audit Committee, composed exclusively of non-employee directors who are independent, as defined by the American Stock Exchange listing standard and the rules and regulations of the Securities and Exchange Commission, consisted of Messrs. Gallagher (Chairman), Hoeper and Galaviz. This Committee’s primary responsibilities, as defined by its written charter, are to provide oversight of the Company’s accounting and financial controls, review the scope of and procedures to be used in the annual audit, review the financial statements and results of the annual audit, and retain and evaluate the performance of the independent accountants and the Company’s financial and accounting personnel. The Board of Directors has determined that Mr. Hoeper qualifies as the Audit Committee Financial Expert as defined under the rules and regulations of the Securities and Exchange Commission and is independent as noted above. The Audit Committee Charter was amended last year to further conform to recently adopted rules. A copy of the updated charter is included as Attachment A to this Proxy Statement.

      The Compensation Committee was comprised during fiscal year 2003 of Dr. Metry (Chairman), Messrs. Gallagher and Hoeper, and Ms. Hoeber. The Committee, pursuant to a written charter, approves goals and objectives related to executive compensation, reviews and adjusts compensation paid to the President of the Company and all executive officers, and administers the Company’s incentive compensation plans, including cash bonus and stock option grants. The Committee also reviews and determines an appropriate compensation program for the Board of Directors.

      The Nominating & Governance Committee was composed during fiscal year 2003 of Mr. Hoeper (Chairman), Dr. Markels and Ms. Hoeber. The Committee, pursuant to a written charter, reviews and approves Board committee charters, conducts assessments of Board performance, develops criteria for Board membership and proposes Board members who meet the criteria for the annual election of directors. The Committee also identifies potential Board members to fill vacancies which may occur between annual stockholder meetings. Stockholders may submit nominees for the Board of Directors in writing to the Nominating & Governance Committee at the Company’s Springfield office no later than June 30, 2004 for the 2004 Annual Meeting of Stockholders. The Committee also develops and implements corporate governance principles and policies.

Board and Committee Meetings

      During fiscal year 2003, the Board of Directors met five times. The Executive Committee met once. The Audit Committee met four times. The Compensation Committee met four times. The Nominating & Governance Committee met once. All directors of the Company attended at least 75% of all meetings of the Board and committees on which they served.

Directors’ Compensation

      Beginning with fiscal year 2002, the directors’ annual fee of $3,000 is paid in stock options. Each year non-qualified stock options will be granted in lieu of a cash payment on the date of the Board’s Annual Meeting. Each non-employee director will receive non-qualified options to purchase that number of shares of Common Stock calculated by dividing $3,000 by the closing price of Versar’s Common Stock on the date of the Annual Meeting and multiplying by three. The stock options will vest over a period of one year. Each director continues to be paid an attendance fee in cash of $1,000 for each meeting of the Board or of its committees where the director is physically present and $500 for each meeting attended telephonically. Starting in fiscal year 2003, the Chairman of the Audit Committee is paid in cash an additional $5,000 for increased responsibility and work required under recently adopted rules and regulations of the Securities and Exchange Commission.

      This change in director’s compensation was adopted to more closely align directors’ interests with those of the stockholders.

Certain Relationships and Related Transactions

      On February 5, 2003, Dr. Amir A. Metry entered into a one-year Consulting Agreement with the Company to provide client and strategic relationship services in an amount not to exceed $45,000. The terms of the agreement were negotiated on an arms length basis and approved by the Board of Directors. During fiscal year ended June 30, 2003, Dr. Metry was paid $10,312 under the agreement.

Code of Ethics

      The Company’s Board of Director’s has adopted a Code of Ethics that applies to all directors and employees, including the Company’s principle executive officer, principal financial officer, principal accounting officer and controller. The Code of Ethics is posted on the Company’s web site www.versar.com under Investor Relations. The Company intends to disclose on its website any waivers granted under this Code of Ethics to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

SECURITY HOLDINGS OF MANAGEMENT

      The following table sets forth certain information regarding the ownership of Versar’s Common Stock by the Company’s directors and each executive officer named in the Summary Compensation Table, each nominee for director and the Company’s directors and executive officers as a group, as of September 30, 2003.

	Shares of Common Stock Beneficially
Individual or Group	Owned as of September 30, 2003 (1)

	Number	Percent

Michael Markels, Jr. (2)	860,584	11.9%

Robert L. Durfee(3)	737,187	10.1%

Benjamin M. Rawls(4)	393,699	5.2%

Amir A. Metry(5)	22,523	*

James L. Gallagher(6)	7,253	*

Fernando V. Galaviz(7)	11,553	*

Amoretta M. Hoeber(8)	7,653	*

Theodore M. Prociv(9)	309,643	4.2%

Paul J. Hoeper(10)	7,253	*

James V. Hansen	0	*

Lawrence A. White(11)	170,549	2.3%

Gayaneh Contos(12)	252,115	3.4%

James C. Dobbs(13)	89,899	1.2%

George J. Anastos(14)	53,572	*

Lawrence W. Sinnott(15)	118,242	1.6%

Jerome B. Strauss(16)	53,244	*

All directors and executive officers as a group (16 persons)(17)	3,104,969	30%

*	Less than 1%

(1)	For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule l3d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of September 30, 2003. With respect to ownership of shares which are held in the Employee 401(k) Plan and Employee Stock Ownership Plan but allocated to individuals’ accounts, the information is current as of June 30, 2003.

(2)	Includes 419,400 shares owned by adult children of Dr. Markels as to which he shares voting and investment power and 3,782 shares owned by his spouse. Includes 8,253 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 30, 2003.

(3)	Includes 34,000 shares owned by adult children of Dr. Durfee as to which he shares voting and investment power. Includes 36,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 30, 2003.

(4)	Includes 334,789 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 30, 2003.

(5)	Includes 10,323 shares that may be purchased upon the exercise of stock options within 60 days after September 30, 2003.

(6)	Includes 7,253 shares that may be purchased upon the exercise of stock options within 60 days after September 30, 2003.

(7)	Includes 7,253 shares that may be purchased upon the exercise of stock options within 60 days after September 30, 2003.

(8)	Includes 7,253 shares that may be purchased upon the exercise of stock options within 60 days after September 30, 2003.

(9)	Includes 160,000 shares that may be purchased upon the exercise of stock options within 60 days after September 30, 2003. Dr. Prociv is a Trustee of the Employee 401(k) Plan and the Employee Stock Ownership Plan and as such he has shared investment power over 1,253,043 shares and shared voting power over 1,253,043 shares held by these two plans. Dr. Prociv disclaims beneficial ownerships of the Plans shares solely from his position as Trustee, none of which are included in the above table.

(10)	Includes 7,253 shares that may be purchased upon the exercise of stock options within 60 days after September 30, 2003.

(11)	Includes 90,000 shares that may be purchased upon the exercise of stock options within 60 days after September 30, 2003.

(12)	Includes 109,000 shares that may be purchased upon the exercise of stock options within 60 days after September 30, 2003.

(13)	Includes 74,500 shares that may be purchased upon the exercise of stock options within 60 days after September 30, 2003.

(14)	Includes 24,400 shares that may be purchased upon the exercise of stock options within 60 days after September 30, 2003.

(15)	Includes 104,000 shares that may be purchased upon the exercise of stock options within 60 days after September 30, 2003. Mr. Sinnott is a Trustee of the Employee 401(k) Plan and the Employee Stock Ownership Plan and as such he has shared investment power over 1,253,043 shares and shared voting power over 1,253,043 shares held by these two plans. Mr. Sinnott disclaims beneficial ownerships of the Plans shares solely from his position as Trustee, none of which are included in the above table.

(16)	Includes 29,400 shares that may be purchased upon the exercise of stock options within 60 days after September 30, 2003.

(17)	Excludes shares held by the Employee 401(k) Plan and Employee Stock Option Plan as described in notes (9) and (15).

Section 16(a) Beneficial Ownership Reporting Compliance

      Based upon copies of reports furnished to Versar, the Company believes that all reports required to be filed by persons subject to Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, have been timely filed.

EXECUTIVE COMPENSATION

Cash Compensation

      The following table sets forth information on compensation paid by Versar for services rendered in all capacities during the three fiscal years ended June 30, 2003, to the Company’s Chief Executive Officer and the four most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal year 2003 and two additional persons who were highly compensated executive officers of the Company but were not serving as executive officers at the end of fiscal year 2003 (collectively the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Long-Term
	Annual Compensation			Compensation

				Awards

			Other	Securities
			Annual	Underlying	All Other
Name, Principal Position,	Salary	Bonus	Compensation	Options/SARs	Compensation
and Fiscal Year ended June 30	$	$	$(1)	#	$

Theodore M. Prociv President and Chief Executive Officer

2003	$234,998	0	0	0	$6,324(2)
2002	$234,998	$10,000	0	0	$5,877(2)
2001	$235,028	0	0	0	$5,497(2)

Lawrence A. White(3) Executive Vice President

2003	$188,468	0	0	50,000	$5,393(4)
2002	$194,615	$5,000	0	0	$8,925(4)
2001	$190,000	0	0	0	$8,775(4)

Gayaneh Contos(3) Executive Vice President

2003	$225,502	0	0	50,000	$7,301(5)
2002	$194,615	$10,000	0	0	$11,501(5)
2001	$186,120	$10,000	0	0	$10,117(5)

James C. Dobbs Senior Vice President and General Counsel

2003	$160,000	0	0	30,000	$7,793(6)
2002	$155,769	$5,000	0	0	$7,581(6)
2001	$150,000	0	0	0	$7,290(6)

George J. Anastos Senior Vice President

2003	$170,000	0	0	30,000	$6,891(7)
2002	$162,162	0	0	0	$6,462(7)
2001	$144,615	$5,000	0	0	$6,441(7)

Lawrence W. Sinnott Senior Vice President and Chief Financial Officer

2003	$157,308	0	0	50,000	$6,610(8)
2002	$145,769	$5,000	0	0	$5,890(8)
2001	$140,000	0	0	0	$5,895(8)

Jerome B. Strauss(9) Senior Vice President

2003	$123,385	$8,000	0	10,000	$5,478(10)
2002	$117,654	$5,000	0	0	$5,218(10)
2001	$111,792	$4,000	0	0	$4,957(10)

(1)	No amounts are shown in “Other Annual Compensation” column for fiscal years 2003, 2002 and 2001 because the aggregate amount of any perquisites or other personal benefits for each of the Named Executive Officers did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined salary and bonus in each of fiscal year 2003, 2002 and 2001 for the Named Executive Officer and the Company does not pay any other type of compensation constituting “Other Annual Compensation.”

(2)	The amounts shown in this column for Dr. Prociv are comprised of the following: (i) in 2003 a payment of $1,624 for life insurance premiums on term life insurance, in 2002 a payment of $1,159 for life insurance premiums on term life insurance, and in 2001 a payment of $1,159 for life insurance premiums on term life insurance,; and (ii) in 2003 a contribution of $4,700 to the Company’s 401(k) Plan on behalf of Dr. Prociv, in 2002 a contribution of $4,718 to the Company’s 401(k) Plan on behalf of Dr. Prociv, and in 2001 a contribution of $4,338 to the Company’s 401(k) Plan on behalf of Dr. Prociv.

(3)	Ms. Contos and Mr. White took early retirement in fiscal year 2003. Amounts shown under Salary include severance payments and accrued vacation. Ms. Contos and Mr. White have signed Consulting Agreements with Versar, therefore, their options remain outstanding.

(4)	The amounts shown in this column for Mr. White are comprised of the following: (i) in 2003 a payment of $1,067 for life insurance premiums on term life insurance, in 2002 a payment of $1,750 for life insurance premiums on term life insurance, and in 2001 a payment of $1,703 for life insurance premiums on term life insurance; and (ii) in 2003 a contribution of $4,326 to the Company’s 401(k) Plan on behalf of Mr. White, in 2002 a contribution of $7,175 to the Company’s 401(k) Plan on behalf of Mr. White, and in 2001 a contribution of $7,072 to the Company’s 401(k) Plan on behalf of Mr. White.

(5)	The amounts shown in this column for Mrs. Contos are comprised of the following: (i) in 2003 a payment of $3,042 for life insurance premiums on term life insurance, in 2002 a payment of $5,170 for life insurance premiums on term life insurance, and in 2001 a payment of $3,757 for life insurance premiums on term life insurance; and (ii) in 2003 a contribution of $4,259 to the Company’s 401(k) Plan on behalf of Mrs. Contos , in 2002 a contribution of $6,331 to the Company’s 401(k) Plan on behalf of Mrs. Contos, and in 2001 a contribution of $6,360 to the Company’s 401(k) Plan on behalf of Ms. Contos.

(6)	The amounts shown in this column for Mr. Dobbs are comprised of the following: (i) in 2003 a payment of $1,393 for life insurance premiums on term life insurance, in 2002 a payment of $1,350 for life insurance premiums on term life insurance, and in 2001 a payment of $1,290 for life insurance premiums on term life insurance; and (ii) in 2003 a contribution of $6,400 to the Company’s 401(k) Plan on behalf of Mr. Dobbs, in 2002 a contribution of $6,231 to the Company’s 401(k) Plan on behalf of Mr. Dobbs, and in 2001 a contribution of $6,000 to the Company’s 401(k) Plan on behalf of Mr. Dobbs.

(7)	The amounts shown in this column for Dr. Anastos are comprised of the following: (i) in 2003 a payment of $1,122 for life insurance premiums on term life insurance, in 2002 a payment of $754 for life insurance premiums on term life insurance, and in 2001 a payment of $660 for life insurance premiums on term life insurance; and (ii) in 2003 a contribution of $5,769 to the Company’s 401(k) Plan on behalf of Dr. Anastos, in 2002 a contribution of $5,708 to the Company’s 401(k) Plan on behalf of Dr. Anastos, and in 2001 a contribution of $5,781 to the Company’s 401(k) Plan on behalf of Dr. Anastos.

(8)	The amounts shown in this column for Mr. Sinnott are comprised of the following: (i) in 2003 a payment of $318 for life insurance premiums on term life insurance, in 2002 a payment of $290 for life insurance premiums on term life insurance, and in 2001 a payment of $262 for life insurance premiums on term life insurance; and (ii) in 2003 a contribution of $6,292 to the Company’s 401(k) Plan on behalf of Mr. Sinnott, in 2002 a contribution of $5,600 to the Company’s 401(k) Plan on behalf of Mr. Sinnott, and in 2001 a contribution of $5,633 to the Company’s 401(k) Plan on behalf of Mr. Sinnott.

(9)	Mr. Strauss was elected a Senior Vice President and became an executive officer on May 7, 2003.

(10)	The amounts shown in this column for Mr. Strauss are comprised of the following: (i) in 2003 a payment of $543 for life insurance premiums on term life insurance, in 2002 a payment of $512 for life insurance premiums on term life insurance, and in 2001 a payment of $480 for life insurance premiums on term life insurance; and (ii) in 2003 a contribution of $4,935 to the Company’s 401(k) Plan on behalf of Mr. Strauss, in 2002 a contribution of $4,706 to the Company’s 401(k) Plan on behalf of Mr. Strauss, and in 2001 a contribution of $4,477 to the Company’s 401(k) Plan on behalf of Mr. Strauss.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value
					at Assumed Annual Rates of
					Stock Price Appreciation
Individual Grants					for Option Terms

		Percent of Total
	Number of	Options/SARs	Exercise or
	Securities	Granted to	Base
	Underlying	Employees in	Price
	Options/SARs	Fiscal	$ per	Expiration
Name	Granted (#)	Year	Share	Date	5% ($)	10% ($)

Theodore M Prociv	–0–	—	—	—	—	—

Lawrence A. White	50,000	8.2%	$1.81	10/14/2012	$56,905.12	$144,203.17

Gayaneh Contos	50,000	8.2%	$1.81	10/14/2012	$56,905.12	$144,203.17

James C. Dobbs	30,000	4.92%	$1.81	10/14/2012	$34,143.07	$86,521.84

George J. Anastos	30,000	4.92%	$1.81	10/14/2012	$34,143.07	$86,521.84

Lawrence W. Sinnott	50,000	8.2%	$1.81	10/14/2012	$56,905.12	$144,203.17

Jerome B. Strauss	10,000	1.64%	$2.25	11/26/2012	$14,152.58	$25,866.82

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUE

(a)		(c)	(d)
	(b)		Number of Securities	(e)
	Shares		Underlying Unexercised	Value of Unexercised
	Acquired on	Value	Options at 6/30/03	In-the-Money
	Exercise	Realized	(#)	Options at 6/30/03
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Theodore M. Prociv	—	—	100,000/50,000	$23,500/$11,750

George Anastos	—	—	14,400/24,000	$6,864/$19,200	(2)

Lawrence A. White	10,000	0	70,000/40,000	$16,600/$32,000	(3)

Gayaneh Contos	4,000	$2,234	63,000/40,000	$16,600/$32,000	(4)

James C. Dobbs	3,500	$1,278	64,500/24,000	$13,400/$19,200	(5)

Lawrence W. Sinnott	—	—	90,000/40,000	$16,600/$32,000	(6)

Jerome B. Strauss	2,000	0	17,000/8,000	$5,020/$2,880	(7)

(1)	On June 30, 2003, the closing price of the Company’s Common Stock on the American Stock Exchange was $2.61.

(2)	6,000 options granted Mr. Anastos were out-of-the money which means that the option exercise price for those options exceeded the closing price of the Company’s Common Stock on the American Stock Exchange on June 30, 2003.

(3)	50,000 options granted Mr. White were out-of-the money.

(4)	43,000 options granted Mrs. Contos were out-of-the money.

(5)	48,500 options granted Mr. Dobbs were out-of-the money.

(6)	70,000 options granted Mr. Sinnott were out-of-the money.

(7)	11,000 options granted Mr. Strauss were out-of-the money.

Employment Contracts

      On November 1, 1999, the Company entered into a new Employment Agreement with Mr. Rawls for a period of fifty-one months which provides for him to serve as Chairman and Chief Executive Officer at a base salary of $100,000 plus any fringe benefits available to executive officers of the Company including participation in any incentive compensation programs which may be in effect. If Mr. Rawls’ employment is terminated during the term of the Employment Agreement, except for voluntary termination or termination for cause and, except as noted below, he will be paid $550,000 plus 12 months of fringe benefits, and any incentive compensation then due and shall be entitled to immediate vesting of all stock options. The Agreement provided that the transfer of the CEO title and duties from Mr. Rawls to Dr. Prociv, which occurred in June 2000 would not trigger any liability for the Company. If there is a change in circumstances (change in title other than transfer of the CEO title, salary reduction, or change in geographic location) or change in control of the Company (as defined in this agreement), Mr. Rawls could terminate the agreement and upon termination be paid $550,000 lump sum plus 24 months of fringe benefits and would be entitled to immediate vesting of all stock options.

      On December 1, 2002, the Company entered into an Employment Agreement with Dr. Prociv for a period of twelve months which provides for him to serve as President at a base salary of $235,000 plus any fringe benefits available to executive officers of the Company including participation in any incentive compensation programs which may be in effect. In September 2003, the Company’s Board of Directors agreed to extend Dr. Prociv’s Employment Agreement on its current terms until November 30, 2004. If Dr. Prociv’s employment is terminated during the term of the Employment Agreement, except for voluntary termination or termination for cause and, except as noted below, he will be paid 12 months salary, fringe benefits, and any incentive compensation then due and shall be entitled to immediate vesting of all stock options. If there is a change in circumstances (change in title, salary reduction, or change in geographic location) or change in control of the Company (as defined in this agreement), Dr. Prociv could terminate the agreement and upon termination would be paid 24 months salary and fringe benefits and would be entitled to immediate vesting of all stock options.

Change in Control Agreements

      On January 30, 1999, the Company entered into Change-in-Control Severance Agreements with Lawrence W. Sinnott, Vice President and Chief Financial Officer and James C. Dobbs, Vice President and General Counsel, for a period of twenty-four months. In January 2001, these agreements were extended to January 31, 2004. These agreements provide that if there is a change in circumstances (change in title, salary reduction or change in geographic location) or change in control of the Company (as defined in the Agreement), Messrs. Sinnott or Dobbs could terminate their employment and upon termination receive 24 months salary, fringe benefits, and incentive compensation due and would be entitled to immediate vesting of all stock options.

STOCK PERFORMANCE GRAPH

      The following graph and table show a comparison of the cumulative total return for the last five fiscal years on $100 invested on June 30, 1998 in Versar Common Stock, the Standard & Poor’s, 500 Stock Index and Versar’s Peer Group. The Peer Group consists of four companies: CET Environmental Services, Inc.; Duratek, Inc.; Ecology & Environment, Inc.; and Matrix Service Company. The table includes the reinvestment of dividends, where applicable.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG VERSAR, INC., THE S & P 500 INDEX
AND A PEER GROUP

*	$100 invested on 6/30/98 in stock or index-including reinvestment of dividends. Fiscal year ending June 30.

Copyright© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www. researchdatagroup.com/S&P.htm

CUMULATIVE SHAREHOLDER’S RETURN TABLE

Cumulative Shareholder’s Return

	Last trading date in fiscal years

	1998	1999	2000	2001	2002	2003

Versar, Inc.	$100.00	$62.90	$50.01	$52.90	$68.90	$67.35

S&P 500	$100.00	$122.76	$131.66	$112.13	$91.96	$92.19

PEER GROUP	$100.00	$67.64	$67.09	$78.04	$99.59	$110.51

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The Compensation Committee (“Committee”) of the Board of Directors is furnishing the following report on executive compensation for fiscal year 2003. The compensation decisions reported below were made in September 2002 based upon the Company’s and each executive’s performance during the fiscal year ended June 30, 2002. The Committee provides oversight of all policies under which compensation is paid to the Company’s executive officers and stock options are granted under the Company’s stock option plans. The Committee consists entirely of non-employee directors. This report does not reflect the performance of the Company or its executives for fiscal year 2003 which will be reported in next year’s Proxy Statement.

Executive Compensation Philosophies and Policies

      The Committee’s executive compensation policies are designed to provide competitive levels of compensation which integrate pay with performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. Target levels of the executive officers’ overall compensation are intended to be consistent with compensation in the Company’s industry for similar executives, but are also weighed toward rewarding performance that contributes to increases in stockholder value and enhances the Company’s long-term performance.

      The Company’s executive compensation program includes three components:

(1) Base salary;

(2) Annual Bonus (stock or cash); and

(3) Long-term incentive awards.

•	Base Salary — ranges of appropriate base salaries are determined by analysis of salary data for positions of comparable responsibility within the environmental services industry. Committee approval of individual salary changes is based upon performance of the executive evaluated against the Company’s financial and strategic objectives and of the position of the executive in the competitive salary range.

•	Annual Bonus — bonuses are paid pursuant to an executive incentive bonus plan established each year by the Board of Directors for key employees and managers of the Company and its subsidiaries. Under the bonus plan, an incentive pool is created each fiscal year and is distributed if certain pre-established financial goals for the Company are met. The amount of the incentive pool distributed depends on the extent to which the Company’s consolidated net income before tax exceeds targeted amounts as set forth in the bonus pool schedule.

•	Long-Term Incentive Awards — the purpose of this element of the executive compensation program is to link management pay with the long-term interest of stockholders, rather than only the performance of the Company in a single fiscal year. The Committee is currently using incentive stock options from the Company’s 1996 and 2002 Stock Option Plans for key employees and managers. In determining annual stock option grants, the Committee bases its decision on the individual’s performance or potential to improve shareholder value.

      In determining executive compensation for fiscal year 2003, the Committee took into account the performance of the Company’s stock, the financial performance of the Company, including its return to profitability and the continued revenue growth of the Company during fiscal year 2002. The performance in fiscal year 2002 was still disappointing with operating income adversely affected by project overruns and write-offs.

Compensation of Chief Executive Officer

      The Committee reviewed Dr. Prociv’s performance and his development of a new business organization. Dr. Prociv assumed the title and responsibilities of Chief Executive Officer on July 1, 2000. Dr. Prociv was

compensated pursuant to his Employment Agreement described on page 12. But, based on the performance of the Company, Dr. Prociv received no bonus or stock options. In November 2002, the Board of Directors agreed to extend Dr. Prociv’s Employment Agreement for one year.

Compensation for Named Executive Officers

      After a discussion of the performance of the Senior Executives, including the Named Executive Officers, based on the Company’s performance in fiscal year 2002, no raises or bonuses were granted to the Named Executive Officers except for a $10,000 raise granted Mr. Sinnott to balance his salary with other Senior Executives and a $12,000 bonus to Dr. Durfee for the performance of the Defense Business Unit. But, based on their individual performances, the Committee granted the following stock options to the Named Executive Officers:

George J. Anastos	30,000
Gayaneh Contos	50,000
James C. Dobbs	30,000
Robert L. Durfee	40,000
Lawrence W. Sinnott	50,000
Lawrence A. White	50,000

Compensation Committee of the Board of Directors

Amir A. Metry, Chairman

James L. Gallagher
Amoretta M. Hoeber
Paul J. Hoeper

REPORT OF THE AUDIT COMMITTEE

      The Board’s Audit Committee consists of three non-employee directors, James L. Gallagher, as Chairman; Paul J. Hoeper; and Fernando V. Galaviz, each of whom has been determined to be an independent director under the American Stock Exchange standards and the rules and regulations of the Securities and Exchange Commission. Further, the Company’s Board of Directors has determined that Mr. Hoeper is qualified as an Audit Committee Financial Expert. Pursuant to the Committee’s written charter, which was modified this year to meet the new requirements of the Sarbanes-Oxley Act, the Committee evaluates audit performance, manages the relationship with the Company’s independent accountants, assesses policies and procedures relating to internal controls and evaluates complaints regarding auditing and accounting matters. This report relates to the activities taken by the Audit Committee in carrying out such role for the past year.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, which includes the Company’s systems for internal control. In carrying out its oversight responsibilities, the Committee met with management and reviewed with management the audited financial statement included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2003. The review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

      The Committee also reviewed with the Company’s independent accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee discussed with the independent accountants their independence from management and the Company, including the matters in their written disclosures required by the Independence Standards Board, including Standard No. 1, and received written disclosures required by that standard. The Committee held a private session with the Company’s independent auditors, Grant Thornton LLP (“Grant Thornton”), at which candid discussions of financial management, accounting and internal controls took place.

      The Committee meets periodically and privately with the independent accountants to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2003 for filing with the Securities and Exchange Commission.

      Under the Committee’s charter and the requirements of the Sarbanes-Oxley Act and Rule 10A-3 adopted by the Securities and Exchange Commission, the responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor rests with the Audit Committee. Based upon a review of Grant Thornton’s qualifications, resources, personnel and performance, the Committee has selected Grant Thornton as the Company’s independent auditor for fiscal year 2004 and will submit its decision for stockholder ratification at the Annual Meeting.

      In early April 2002, the Committee became concerned with the ability of Arthur Andersen LLP (“Andersen”), who had served as the Company’s independent accountants for fiscal years 1996 through 2001, to continue to perform its functions. The Committee directed management to monitor Andersen’s legal situation and draft a request for proposal for auditing services.

      At the Committee’s next regularly scheduled meeting, it was informed by Andersen that it would likely not be able to perform the year end audit for fiscal year 2002 because of employee defections. The Committee instructed management to contact other qualified independent accounting firms and issue a request for proposals to interested firms.

      The Committee reviewed the proposals submitted by several independent accounting firms, conducted interviews, asked for answers to written questions and the submission of a best and final offer. Based upon its review, in September 2002 the Committee selected and recommended to the Company’s Board of Directors that Grant Thornton be appointed the Company’s independent accountant. The recommendation was approved unanimously by the Board and, subsequently the Company’s stockholders.

      Submitted by the Audit Committee of the Board of Directors.

James L. Gallagher, Chairman

Paul J. Hoeper
Fernando V. Galaviz

Audit Fees

      In fiscal year 2002, Versar was billed by its former independent accountant, Arthur Andersen, LLP (“Andersen”) $15,750 for auditing services related to three reviews and $84,200 by Versar’s present independent accountant, Grant Thornton LLP (“Grant Thornton”) for the fiscal year 2002 audit. In fiscal year 2003, Versar was billed by Grant Thornton $111,910 for three quarterly reviews and the annual fiscal year 2003 audit.

Audit Related Fees

      Versar was billed by Grant Thornton $7,750 in fiscal year 2002 and $9,935 in fiscal year 2003 for audit-related fees for assurance and related services.

Tax Fees

      In fiscal year 2002, Versar was billed $8,750 by Andersen and $36,141 by Grant Thornton for federal, state and local tax compliance services. In fiscal year 2003, Versar was billed $37,219 by Grant Thornton for federal and state tax compliance services.

All Other Fees

      In fiscal year 2002 and 2003, Versar was billed $7,661 and $8,920 respectively, by Grant Thornton for audits of benefit plans and review of internal controls.

      The Audit Committee is in the process of adopting comprehensive pre-approval policies for services by its independent accountant. The Committee expects that all independent accounting services for fiscal year 2004 will be approved by the Audit Committee.

PROPOSAL NO. 2

APPOINTMENT OF ACCOUNTANTS

      The Audit Committee of the Board of Directors considers it desirable that its appointment of the firm of Grant Thornton as independent accountants of the Company for fiscal year 2004 be ratified by the Stockholders. Representatives of Grant Thornton will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the Stockholders.

      The Company’s independent accountants initially appointed for fiscal year 2002 were Arthur Andersen. On June 10, 2002, on recommendation of its Audit Committee, the Board of Directors dismissed Andersen as Versar, Inc.’s independent public accountants and approved the selection of Grant Thornton to serve as Versar’s independent public accountants for the fiscal year, which ended on June 30, 2002. The change in independent public accountants was effective immediately.

      Andersen’s reports on Versar’s consolidated financial statements for each of the two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

      During each of Versar’s two fiscal years 2000 and 2001, and during the interim period between June 30, 2001, and the date of Anderson’s dismissal, there were no disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events as defined in
Item 304(a)(1)(v) of Regulation S-K.

      The Board of Directors recommends a vote “FOR” ratification of the appointment of Grant Thornton and the enclosed proxy will be so voted unless a vote against the proposal or an abstention is specifically indicated.

2004 ANNUAL MEETING

      It is presently contemplated that the 2004 Annual Meeting of Stockholders will be held on or about November 17, 2004. In order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials for the 2004 Annual Meeting of Stockholders, it must be received by the Secretary of the Company no later than June 16, 2004, by certified mail, return receipt requested and must comply with applicable federal proxy rules. A proposal submitted for consideration at the 2004 Annual Meeting of Stockholders subsequent to June 16, 2004 shall be considered untimely and will not be included in the Company’s proxy materials. Further, any proposals for which the Company does not receive notice on or before August 30, 2004 shall be subject to the discretionary vote of the proxy holders at the 2004 Annual Meeting of Stockholders.

OTHER MATTERS

      As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

James C. Dobbs
Secretary

October 14, 2003

Attachment A

VERSAR, INC.

AUDIT COMMITTEE CHARTER

I.	Purposes of the Committee

      The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee will oversee:

A.	the financial reporting process, including the integrity of the Company’s financial statements and systems of internal controls regarding finance, accounting, legal compliance and ethics, including compliance with the Company’s code of conduct,

B.	compliance with legal and regulatory requirements regarding finance,

C.	the qualifications and independence of the Company’s independent auditors,

D.	management of the Company’s financial risk, and

E.	the performance of the Company’s internal audit function and independent auditors.

      In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, Management and the internal and external auditors.

II.	Organization

      The Audit Committee shall consist of at least three members of the Board of Directors who are independent from the management of the Company as required by the rules of the Securities and Exchange Commission (“SEC”) and the American Stock Exchange (“AMEX”). In particular, no director serving on the Audit Committee shall receive directly or indirectly, as defined by the rules and regulations of SEC and the AMEX, any consulting, advisory or other compensatory fee from the Company or an affiliate of the Company.

III.	Duties and Responsibilities

      The Audit Committee is responsible for the following on the behalf of the Board of Directors:

A.	Retain and terminate, determine compensation of and oversee the work of independent auditors selected to audit the financial statements of the Company or to perform related work. In fulfilling such duties the Audit Committee shall have the authority to resolve disagreements between management and the auditors. The independent auditors shall report directly to the Audit Committee.

B.	Review the scope of the proposed annual audit for the current year and audit procedures to be applied and generally oversee the auditing process.

C.	Have sole authority to review and give prior approval for any non-audit services to be performed by the independent auditors, consistent with rules and regulations of the SEC.

D.	Review the methodology and effectiveness of the Company’s internal control procedures, with emphasis on the Audit Requirements of Section 10A of the Securities Exchange Act of 1934, as amended. Review with Management and the independent auditors their assessments of the adequacy of internal controls, and the resolution of identified material weaknesses and reportable conditions in internal controls.

E.	Review the Company’s compliance with accounting and financial reporting requirements of the Securities and Exchange Commission.

F.	Review the financial statements and audit results with Management and determine that the independent auditors are satisfied with the acceptability and the quality of the Company’s accounting principles, as applied, in the financial statements and that the information contained in the reports are consistent with the financial statements.

G.	Review with Management and the independent public accountants the annual audit scope and approach, significant accounting policies, audit conclusions regarding significant accounting estimates/reserves and proposed fee arrangements for ongoing and special projects. The Audit Committee shall have sole authority to approve proposed fee arrangements.

H.	Meet quarterly with the independent auditors to discuss the Company’s quarterly and annual financial statements and related audit, including the independent auditor’s findings and their interpretations of the findings.

I.	Review the completed audit, including any comments or recommendations by the independent auditors, and monitor the implementation of any recommendations adopted by the Committee.

J.	Recommend to the Board of Directors to include the audited financial statements in the Company’s annual report on Form 10-K. The Chairman of the Audit Committee shall report the findings of the Audit Committee on a quarterly basis to the Board of Directors.

K.	Meet at least once a year, with the independent auditors, separately, without any management representatives present for the purpose of oversight of accounting and financial practices and procedures.

L.	Investigate any matter brought to its attention within the scope of its duties. The Committee shall have the authority, and shall be provided with resources requested, to retain independent counsel, accountants and others to assist it in its investigations or other matters as necessary.

M.	Review and update the Committee’s Charter and activities during the year on an annual basis, and as such shall be included in the Company’s annual proxy statement. The Committee will prepare a report for inclusion in the Company’s proxy statement for its annual meeting of stockholders describing the activities in which it has engaged during the prior year pursuant to its Charter. The report will address all issues then required by the rules of the SEC.

N.	Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audits of the Company, as the Audit Committee may, in its discretion, determine to be advisable.

O.	The Committee will conduct an appropriate review of all proposed related party transactions as defined in rules of the SEC and the AMEX, to identify potential conflict of interest and disclosure situations. The Committee shall submit the related party transaction to the Board of Directors for approval by a majority of independent directors (excluding any director who is the subject of a related transaction) and implementation of appropriate action to protect the Company from potential conflicts of interest.

IV.	Complaint Procedures

A.	The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, including for the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing measures.

B.	The Audit Committee must periodically review such procedures to ensure they are effective and to ensure compliance by the Company with such procedures.

V.	Membership – Appointment and Removal

A.	The members of the Audit Committee and the Chair of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board following the annual meeting of stockholders, and shall serve until their successors shall be duly elected and qualified or until their early resignation or removal. If the Board fails to designate a Chair, the members of the Committee shall designate a Chair by majority vote by the full Committee membership.

B.	A Committee member shall be automatically removed without further action of the Board if the member ceases to be a director of the Company or is found by the Board to no longer be an “independent director” as required by this Charter.

C.	Committee members may otherwise be removed or replaced by a vote of the Board upon recommendation of the nominating/corporate governance committee.

VI.	Meetings

A.	Except as otherwise provided by this Charter or by applicable laws or regulations, as amended from time to time:

1.	A majority of the members of the Committee entitled to vote, either present in person or by means of remote communication, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the Committee, and

2.	All actions of the Committee shall be by affirmative vote of a majority of those members so determined to be present or represented by proxy.

B.	The Committee shall have full authority to delegate any of its duties under this Charter to any subcommittee formed by the Board or the Committee, or to the Chair of the Committee, so long as such delegation is consistent with the rules and regulations of the SEC and the AMEX.

C.	The Committee shall meet for regular standing meetings four times per year, and at other times as required.

DETACH PROXY CARD HERE

☐	PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE

☑	VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK

     (1) Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	EXCEPTIONS	☐

     Nominees: Benjamin M. Rawls, Michael Markels, Jr., Robert L. Durfee, Theodore M. Prociv, Paul J. Hoeper, James L. Gallagher, Amoretta M. Hoeber, Fernando V. Galaviz, Amir A. Metry and James V. Hansen

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exception

	FOR	AGAINST	ABSTAIN

(2) Ratification of the appointment of Grant Thornton LLP	☐	☐	☐
as independent accountants for fiscal year 2004.

(3) In their discretion upon such other matters as may properly come before the meeting or any adjournment(s) thereof and upon matters incident to the conduct of the meeting

To change your address, please mark this box	☐

To include any comments, please mark this box	☐

     S  C  A  N     L  I  N  E

Please sign exactly as your name appears herein. If you are signing for the stockholder, please sign the stockholder’s name, your name and state the capacity in which you are signing.

Date	Share Owner sign here	Co-Owner sign here

VERSAR, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 19, 2003

Solicited on Behalf of the Board of Directors

     The undersigned hereby authorizes Benjamin M. Rawls and Theodore M. Prociv, and each of them individually, with power of substitution, to vote and otherwise represent all of the shares of Common Stock of Versar, Inc. (the “Company”), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 6850 Versar Center, Springfield, Virginia, on Wednesday, November 19, 2003 at 10:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated, in each case, October 14, 2003. All other proxies heretofore given by the undersigned to vote shares of the Company’s Common Stock are expressly revoked.

     The shares represented by this proxy will be voted as described on the reverse hereof by the Stockholder. If not otherwise directed, this proxy will be voted FOR all nominees for directors listed in proposal 1 and FOR proposals referred to in Items 2 and 3 on the reverse side.

(Continued, and to be signed and dated on the reverse side)

VERSAR, INC.
P.O. BOX 11223
NEW YORK, N.Y. 10203-0223